Exhibit 99.28 (d)(xxiv)

OLD WESTBURY FUNDS, INC.

Old Westbury Total Equity Fund

SUB-ADVISORY AGREEMENT

This SUB-ADVISORY AGREEMENT (“Agreement”) executed as of January 15, 2025, by and among OLD WESTBURY FUNDS, INC. (the “Corporation”), on behalf of Old Westbury Total Equity Fund (the “Fund”), BESSEMER INVESTMENT MANAGEMENT LLC (the “Adviser”), and POLUNIN CAPITAL PARTNERS LIMITED (the “Sub-Adviser”),

W I T N E S S E T H:

WHEREAS, the Corporation is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”) and offers ten series of portfolios, one of which is the Fund; and

WHEREAS, the Adviser and the Sub-Adviser are registered as investment advisers under the Investment Advisers Act of 1940, as amended (the “Advisers Act”); and

WHEREAS, the Adviser and the Corporation have entered into an investment advisory agreement (the “Investment Advisory Agreement”), pursuant to which the Adviser serves as investment manager of the Fund and may delegate certain investment management duties to one or more sub-adviser(s); and

WHEREAS, the Adviser, with the approval of the Board of Directors of the Corporation (the “Board”), including a majority of the Directors who are not “interested persons” (defined herein) of any party to this Agreement, desires to appoint the Sub-Adviser to provide the non-discretionary investment advisory services specified herein with respect to a portion of the assets of the Fund as designated by the Adviser from time to time (the “Segment”);

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed among the parties hereto as follows:

1. Appointment of Sub-Adviser. The Adviser hereby appoints the Sub-Adviser and the Sub-Adviser hereby agrees to provide the services described in Section 2 below for the period and on the terms hereinafter set forth, subject to the terms of this Agreement and subject to the direction, control and supervision of the Adviser and the Board.

2. Services of Sub-Adviser.

(a) The Sub-Adviser shall perform the following services on behalf of the Fund:

(i)	provide investment advisory services, including but not limited to portfolio securities selection, research, advice and supervision for the Segment, subject to the terms of this Agreement;

(ii)	construct and maintain on a continuous basis a model portfolio representing the Sub-Adviser’s recommendation as to the securities or other investments to be purchased, sold or retained by the Fund with respect to the Segment and recommended weightings of such securities or other investments (the “Model Portfolio”), which Model Portfolio will be in accordance with the Sub-Adviser’s strategy as agreed to by the Adviser and will be used by the Adviser in the investment of the assets of the Segment, subject, in all cases, to (A) the Fund’s investment objective, strategies, and restrictions as stated in the Fund’s prospectus and statement of additional information, as both may be amended from time to time, hereinafter referred to as the “Approved Investment Program,” and (B) the provisions of the 1940 Act and rules and regulations thereunder; the Sub-Adviser will be responsible for updating or changing the Model Portfolio’s investment recommendations as may be necessary or advisable, which may consist of additions, removals or adjustments of the constituent securities or other investments or the weightings of the constituent securities or other investments comprising the Model Portfolio (each, a “Model Portfolio Update”). The Sub-Adviser shall ensure that the Model Portfolio is maintained and updated accurately as necessary or advisable and operates as intended with respect to the Segment;

(iii)	the Sub-Adviser will provide the Model Portfolio and each Model Portfolio Update to the Adviser using the communication or transmission interface or methodology designated by the Adviser. In connection with the foregoing, the Sub-Adviser will provide such information concerning the Model Portfolio and/or the Model Portfolio Update in such manner as the Adviser may reasonably request. The Sub-Adviser shall provide each Model Portfolio Update to the Adviser as soon as reasonably practicable on at least a daily basis or with such frequency as otherwise determined by the Adviser to be necessary or appropriate and at the reasonable request of the Adviser or as otherwise directed or agreed to by the Adviser;

(iv)	the Sub-Adviser is responsible for verifying the accuracy and completeness of the Model Portfolio and each Model Portfolio Update and, prior to delivery of the Model Portfolio and each delivery of a Model Portfolio Update to the Adviser, for monitoring the Model Portfolio’s and each Model Portfolio Update’s compliance with the Approved Investment Program and any applicable laws and regulations. The Sub-Adviser is responsible for confirming that the Model Portfolio and each Model Portfolio Update has been timely and
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accurately provided to the Adviser, and the Sub-Adviser shall promptly report to the Adviser any other matters with respect to the Model Portfolio or any Model Portfolio Update;

(v)	the Sub-Adviser acknowledges that the Sub-Adviser shall not have investment discretion with respect to any of the securities or other investments that are purchased or sold on behalf of the Segment and shall have no authority or responsibility to place orders for the execution of purchase and sale transactions on behalf of the Segment;

(vi)	with respect to the Segment, the Sub-Adviser will not exercise “investment discretion” of the securities held in the Fund within the meaning of Section 13(f) of the Securities and Exchange Act of 1934 (the “Exchange Act”) and shall not be responsible for filing any required reports pursuant to Sections 13(f), 13(d) and 13(g) of the Exchange Act and the rules thereunder;

(vii)	the Sub-Adviser is responsible to the extent that any losses (including transaction costs) or compliance violations incurred by the Fund and/or the Adviser are solely the result of the Sub-Adviser’s failure to properly maintain or update the Model Portfolio or any Model Portfolio Update or failure to properly provide the Model Portfolio or any Model Portfolio Update to the Adviser;

(viii)	report on the activities in the performance of its duties and obligations under this Agreement to the Board at such times and in such detail as the Board may reasonably request, and keep the Board and the Adviser informed of important developments affecting the Segment, the Model Portfolio or any Model Portfolio Update, and on its own initiative furnish the Adviser and the Board from time-to-time with such information as the Sub-Adviser may believe appropriate, whether concerning the individual companies or issuers whose securities or other investments are held in the Segment, the industries in which they engage, or the economic, social or political conditions prevailing in each country in which the Segment maintains investments;

(ix)	furnish, at its own expense, (A) all necessary investment and management facilities, including compensation of personnel required for it to execute its duties hereunder, and (B) administrative facilities, including bookkeeping, clerical personnel and equipment necessary for the efficient conduct of the services provided hereunder; and

(x)	provide upon reasonable request assistance and recommendations for the determination of the fair value of certain securities or other assets held as part of the Segment when reliable market quotations are not
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readily available for purposes of calculating net asset value in accordance with procedures and methods approved by the Board.

3. Responsibilities of Sub-Adviser.

(a) In carrying out its obligations under this Agreement, the Sub-Adviser agrees to:

(i)	comply with (A) the Approved Investment Program; (B) all applicable provisions of the 1940 Act and the Advisers Act, and the rules, regulations and interpretive positions adopted or issued thereunder; (C) provisions of the Corporation’s Articles of Incorporation, as they may be amended from time-to-time (the “Charter”); (D) provisions of the Corporation’s Bylaws, as they may be amended from time-to-time, and resolutions of the Board as may be adopted from time-to-time; (E) provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable to the Corporation or the Fund; and (F) any other applicable provisions of federal or state law. Sub-Adviser shall not be responsible for compliance with any changes made to the Approved Investment Program, Corporation’s Articles of Incorporation or Corporation’s Bylaws which are not publicly available or, if not publicly available, as to which a copy has not been provided to Sub-Adviser.

(ii)	furnish the Corporation and the Adviser with such periodic and special reports as the Corporation or Adviser may reasonably request;

(iii)	maintain all accounts, books and records with respect to the Sub-Adviser’s services hereunder, including records of all recommendations made during the performance of its services pursuant to this Agreement, as are required pursuant to the 1940 Act and Advisers Act, and the rules thereunder; provided that in compliance with the requirements of Rule 31a-3 under the 1940 Act, the Sub-Adviser hereby agrees that all records that it maintains with respect to the Segment are the property of the Corporation, agrees to preserve for the periods set forth in Rule 31a-2 under the 1940 Act any records that it maintains for the Segment and that are required to be maintained by Rule 31a-1 under the 1940 Act, and further agrees to surrender promptly to the Corporation any records that it maintains for the Segment upon request by the Corporation or the Adviser Notwithstanding the foregoing, Sub-Adviser may keep a copy of such records for Sub-Adviser’s own compliance purposes;

(iv)	observe and comply with Rule 17j-1 under the 1940 Act and the Sub-Adviser’s Code of Ethics adopted pursuant to such Rule 17j-1 and Rule 204A-1 under the Advisers Act as the same may be amended from
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time to time, promptly forward to the Adviser a copy the Sub-Adviser’s Code of Ethics and any material amendment thereto along with certifications that the Sub-Adviser has implemented procedures for administering the Sub-Adviser’s Code of Ethics;

(v)	promptly provide a current copy of the Sub-Adviser’s Form ADV and any amendments thereto;

(vi)	supply reports, evaluations, analyses, statistical data and information within its possession or control to the Adviser, the Board or to the Corporation’s officers and other service providers as the Adviser or the Board may reasonably request from time to time or as may be necessary or appropriate for the operation of the Corporation as an open-end investment company or as necessary to comply with Section 3(a) of this Agreement;

(vii)	make available, upon the reasonable request of the Adviser or the Corporation’s officers, its appropriate officers and employees to meet with the Adviser at the Adviser’s principal place of business on reasonable notice to review the Model Portfolio or any Model Portfolio Updates; and

(viii)	furnish any and all other services, subject to review by the Board, that the Adviser from time to time reasonably determines to be necessary to perform its obligations under the Investment Advisory Agreement or as the Board may reasonably request from time-to-time.

(b) The Fund may engage in transactions with certain sub-advisers to the Corporation’s funds (and their affiliated persons) in reliance on exemptions under Rule 10f-3, Rule 12d3-1, Rule 17a-10 and Rule 17e-1 under the 1940 Act. Accordingly, the Sub-Adviser agrees that it will not consult with the Adviser or any other sub-adviser of the Fund or any other fund of the Corporation concerning transactions for other segments of the Fund and for other funds of the Corporation in securities or other investments, other than for purposes of complying with the conditions of Rule 12d3-1(a) and (b). For purposes of the foregoing, the Sub-Adviser shall be limited to providing investment advice only with respect to the Segment.

(c) The Sub-Adviser is not responsible to act for the Fund in any legal proceedings, including the filing of claims relating to investments held as part of the Segment in bankruptcies or class actions, involving securities held or previously held as part of the Segment or the issuers of such securities; provided that the Sub-Adviser shall advise and consult with the Adviser with respect to any such proceedings of which the Sub-Adviser becomes aware. The Adviser and the Corporation agree and understand that the Sub-Adviser is not responsible to vote or give any advice about how to vote proxies for securities held as part of the Segment; however, the Sub-Adviser shall be responsible for advising, in a timely

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manner, on corporate actions, such as mergers and tender offers, involving portfolio securities held in the Segment.

4. Receipt of Documents. The Sub-Adviser hereby acknowledges receipt of each of (i) the Corporation’s Charter and Bylaws; (ii) the Fund’s most recent prospectus and statement of additional information (such prospectus together with the related statement of additional information, as presently in effect and all amendments and supplements thereto, are herein called the “Registration Statement”); and (iii) policies, procedures, guidelines or instructions regarding the Fund that relate to obligations and services to be provided by the Sub-Adviser.

5. Confidentiality of Information. None of the Adviser, the Fund, or the Sub-Adviser shall disclose information of a confidential nature acquired in connection with this Agreement, including any non-public information about shareholders of the Fund or the Fund, except for information that they may be entitled or bound to disclose by law, regulation or court order, or which is disclosed to their advisers where reasonably necessary for the performance of their professional services. The Sub-Adviser shall also comply with the Fund’s policies with respect to disclosure of portfolio holdings.

6. Compensation. As full compensation for all services rendered and obligations assumed by the Sub-Adviser hereunder with respect to the Segment, the Adviser shall pay the compensation specified in Appendix A to this Agreement. The Sub-Adviser acknowledges and agrees that the Adviser shall be solely responsible for the fees of the Sub-Adviser for its services hereunder, and the Sub-Adviser shall have no claim against the Corporation or the Fund with respect to its compensation under this Agreement.

7. Standard of Care and Liability of Sub-Adviser. (a) The Sub-Adviser shall exercise its best judgment and efforts in rendering the services under this Agreement. The Sub-Adviser shall not be liable for any losses suffered by the Fund resulting from any error of judgment or mistake of law in connection with the performance of its duties under this Agreement, except for losses resulting from a breach of fiduciary duty or from willful misfeasance, bad faith, gross negligence or reckless disregard of obligations and duties hereunder of the Sub-Adviser or any of its officers, directors, members, employees, agents or affiliates, or from any violations of securities or any other applicable laws, rules, regulations, statutes and codes, whether federal or state, by the Sub-Adviser or any of its officers, directors, members, employees, agents or affiliates. In addition, the Sub-Adviser shall be liable for any losses suffered by the Fund resulting from any breach of the terms of this Agreement by the Sub-Adviser or any of its officers, directors, members, employees, agents or affiliates. The federal securities laws impose liabilities under certain circumstances on persons who act in good faith, and therefore nothing herein shall in any way constitute a waiver or limitation of any rights which the Adviser or the Fund may have under any federal securities laws, including the 1940 Act and Advisers Act.

(b) In no event will the Sub-Adviser have any responsibility for any portion of the Fund other than the Segment, or for the acts or omissions of the Adviser or any other sub-adviser to the Fund. In particular, the Sub-Adviser shall have no responsibility for the

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Fund’s being in violation of any applicable law or regulation or investment policy or restriction applicable to the Fund as a whole or for the Fund’s failing to qualify as a regulated investment company under the Code, if the securities and other holdings of the Segment are such that the Segment would not be in such violation or fail to so qualify if the Segment were deemed a separate series of the Corporation or a separate “regulated investment company” under the Code. The Sub-Adviser shall take all necessary steps to ensure the Fund’s ongoing compliance with the Code, any applicable law or regulation or investment policy or restriction applicable to the Fund. Nothing in this Section 7 shall be deemed a limitation or waiver of any obligation or duty that may not by law be limited or waived.

8. Indemnification. (a) The Sub-Adviser shall indemnify and hold harmless the Fund, the Corporation, and the Adviser and its affiliates or any of their respective officers, directors, employees, or agents from and against any and all direct or indirect claims, losses, liabilities or damages (including reasonable attorneys’ fees and other reasonable related expenses) resulting from a breach of fiduciary duty, from willful misfeasance, bad faith or gross negligence on the part of the Sub-Adviser or any of its officers, directors, members, employees, agents or affiliates in connection with the performance of their duties under this Agreement, from reckless disregard by it or its officers, directors, members, employees, agents or affiliates of any of their obligations and duties under this Agreement, or from any violations of securities laws, rules, regulations, statutes and codes, whether federal or state, or any breach of the terms of this Agreement by the Sub-Adviser or any of its officers, directors, members, employees, agents or affiliates; provided, however, that the Sub-Adviser shall not be required to indemnify or otherwise hold the Fund or the Adviser harmless under this Section 8(a) where the claim against, or the loss, liability, or damage experienced by the Fund or the Adviser, is caused by or is otherwise directly related to the Fund’s or the Adviser’s own willful misfeasance, bad faith or gross negligence, or to the reckless disregard by the Fund or the Adviser of their duties under this Agreement.

(b) The Adviser and the Corporation, severally and not jointly, shall indemnify and hold harmless the Sub-Adviser, its affiliates or any of their respective officers, directors, employees, or agents (the “Sub-Adviser Indemnitees”) from and against any and all direct or indirect claims, losses, liabilities or damages (including reasonable attorneys’ fees and other reasonable related expenses) resulting from a breach of fiduciary duty, from willful misfeasance, bad faith or gross negligence on the part of the Adviser, the Corporation, or any of their officers, directors, members, employees, agents or affiliates in connection with the performance of their duties under this Agreement, from reckless disregard by it or its officers, directors, members, employees, agents or affiliates of any of their obligations and duties under this Agreement, or from any violations of securities laws, rules, regulations, statutes and codes, whether federal or state, by the Adviser, the Corporation, or any of their officers, directors, members, employees, agents or affiliates; provided, however, that the Adviser and Corporation shall not be required to indemnify or otherwise hold the Sub-Adviser Indemnitees harmless under this Section 8(b) where the claim against, or the loss, liability, or damage experienced by Sub-Adviser Indemnitee, is caused by or is otherwise directly related to a Sub-Adviser Indemnitee’s own willful misfeasance, bad faith or gross negligence, or to the reckless disregard by the Sub-Adviser Indemnitee of their duties under this Agreement.

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9. Regulation. The Sub-Adviser shall submit to all regulatory and administrative bodies having jurisdiction over the services provided pursuant to this Agreement any information, reports or other material that any such body may request or require pursuant to applicable laws and regulations.

10. Duration and Termination.

(a) This Agreement shall become effective on the later of (i) the date of its execution, (ii) the date of its approval by a majority of the Board, including approval by the vote of a majority of the Board who are not interested persons of the Adviser, the Sub-Adviser, or the Fund, in accordance with the 1940 Act and the rules and regulations thereunder, and subject to any exceptions or exemptions therefrom, including pursuant to regulatory guidance, or (iii) if required by the 1940 Act, the date of its approval by a majority of the outstanding voting securities of the Fund. It shall continue in effect for an initial term of two years and thereafter from year to year provided that the continuance is specifically approved at least annually either by the Board or by a vote of a majority of the outstanding voting securities of the Fund and in either event by a vote of a majority of the Board who are not interested persons of the Adviser, the Sub-Adviser or the Fund, in accordance with the 1940 Act and the rules and regulations thereunder, and subject to any exceptions or exemptions therefrom, including pursuant to regulatory guidance.

(b) If the shareholders of the Fund fail to approve the Agreement or any continuance of the Agreement in accordance with the requirements of the 1940 Act, the Sub-Adviser will continue to act as Sub-Adviser with respect to the Fund or Segment pending the required approval of the Agreement or its continuance or of any contract with the Sub-Adviser or a different manager or sub-adviser or other definitive action; provided, that the compensation received by the Sub-Adviser in respect to the Fund or Segment during such period is in compliance with Rule 15a-4 under the 1940 Act.

(c) This Agreement may be terminated at any time without the payment of any penalty by the Board, or by the Sub-Adviser, or by the Adviser or by vote of a majority of the outstanding voting securities of the Fund, on 60 days’ written notice. This Agreement shall automatically terminate in the event of its assignment. In interpreting the provisions of this Section 10, the definitions contained in Section 2(a) of the 1940 Act (particularly the definitions of “interested person,” “assignment” and “voting security”) shall be applied.

(d) In the event of a termination, the Sub-Adviser shall cooperate with the orderly transfer or preservation of the Fund’s affairs and at the request of the Board or the Adviser, transfer or preserve (in accordance with applicable provisions of the 1940 Act and Advisers Act and rules or regulations thereunder or as otherwise so requested) any and all books and records of the Fund maintained by the Sub-Adviser.

11. Representations and Warranties. Each party to this Agreement represents and warrants that the execution, delivery and performance of its obligations under this Agreement are within its powers, have been duly authorized by all necessary actions and that this Agreement constitutes a legal, valid and binding obligation enforceable against it in

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accordance with its terms. The Sub-Adviser further represents and warrants that it is duly registered as an investment adviser under the Advisers Act and is qualified to do business in every jurisdiction required for the performance of its duties under this Agreement.

12. Amendment of this Agreement. No provision of this Agreement may be changed, waived, discharged or terminated orally, and may only be so changed, waived, discharged or terminated by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. No material amendment of this Agreement shall be effective until approved, if required by the 1940 Act or the rules, regulations, interpretations or orders issued thereunder, by vote of the holders of a majority of the outstanding voting securities of the Fund and by vote of a majority of the Board who are not interested persons of the Adviser, the Sub-Adviser, or the Fund in accordance with the 1940 Act and the rules and regulations thereunder, and subject to any exceptions or exemptions therefrom, including pursuant to regulatory guidance.

13. Services Not Exclusive. The services furnished by the Sub-Adviser hereunder are deemed not to be exclusive, and the Sub-Adviser shall be free to furnish similar services to others so long as its provision of services under this Agreement is not impaired thereby.

14. Notices. (a) Any notice required under this Agreement shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy (which is confirmed), by registered or certified mail (postage prepaid, return receipt requested), or by reputable overnight courier to the addresses set forth herein, or to such other addresses as any party may hereafter specify in writing to the other. Until further notice to the other party, it is agreed that the address of the Adviser for this purpose shall be Bessemer Investment Management LLC, 1271 Avenue of the Americas, New York, New York 10020, Attention: General Counsel, and the address of the Sub-Adviser shall be Polunin Capital Partners Limited, 10 Cavalry Square, London, SW3 4RB, Attention: Mr. Julian Garel-Jones and Mrs. Alexandra Silver. The address of the Corporation shall be: c/o Bessemer Investment Management LLC, Attention: Nicola Knight, Secretary of Old Westbury Funds, Inc., 1271 Avenue of the Americas, New York, New York 10020.

(b) The Sub-Adviser shall notify the Adviser and the Corporation promptly in writing of the occurrence of any event which could have a material impact on the performance of its duties under this Agreement, including but not limited to (i) the occurrence of any event which could disqualify the Sub-Adviser from serving as an investment adviser pursuant to Section 9 of the 1940 Act; (ii) any material change in the Sub-Adviser’s business activities; (iii) any material amendments to the Sub-Adviser’s registration on Form ADV; (iv) any change in the Sub-Adviser’s status as an investment adviser registered under the Advisers Act; (v) any event that would constitute a change in control of the Sub-Adviser; (vi) any change in the portfolio manager(s) of the Model Portfolio; (vii) the existence of any pending or threatened audit, investigation, examination, complaint or other inquiry (other than routine audits or regulatory examinations or inspections) relating to the Fund; and (viii) any material violation of the Sub-Adviser’s Code of Ethics.

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15. Certain Limitations. The names “Old Westbury Funds Inc.” and “Directors of Old Westbury Funds, Inc.” refer respectively to the Corporation created by the Articles of Incorporation and each of the Directors of the Corporation as Directors. The obligations of “Old Westbury Funds, Inc.” entered into in the name or on behalf thereof by any of the Directors, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Directors, shareholders, agents, or representatives personally, and bind only the Fund.

16. Use of the Name “Old Westbury Funds”. The Sub-Adviser agrees that it will not use the name “Old Westbury Funds”, any derivative thereof, or the name of the Adviser, the Corporation or the Fund except in accordance with such policies and procedures as may be mutually agreed to in writing. The Sub-Adviser further agrees that all marketing, advertising, promotional material or other client information or communication that makes reference to the Corporation, the Fund, the Adviser or the services being provided pursuant to this Agreement shall be expressly subject to the prior review and written approval of the Adviser. Without limiting the generality of the foregoing, no reference to “Old Westbury Funds”, the Fund, or the Adviser shall be included in any such marketing, advertising or promotional material, as well as other client information or communication, without the Adviser’s express prior written consent.

17. Miscellaneous. This Agreement contains the entire understanding of the parties hereto. Each provision of this Agreement is intended to be severable. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

18. Governing Law. This Agreement shall be governed by, and construed in accordance with, New York law and the federal securities laws, including the 1940 Act and the Advisers Act.

19. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

[Signature page follows]

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IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

OLD WESTBURY FUNDS, INC. on behalf of the Fund

By:	/s/ David W. Rossmiller

Name:	David W. Rossmiller

Title:	President & CEO

BESSEMER INVESTMENT MANAGEMENT LLC

By:	/s/ Holly H. MacDonald

Name:	Holly H. MacDonald

Title:	President

POLUNIN CAPITAL PARTNERS LIMITED

By:	/s/ Alexandra Silver

Name:	Alexandra Silver

Title:	Director CFO
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APPENDIX A

SUB-ADVISORY FEES

The Adviser will pay the Sub-Adviser, as full compensation for all services provided under this Agreement, an annual fee computed at the following annual rate based on the Segment’s average daily net assets:

0.375%

The Sub-Adviser’s fee shall be accrued for each calendar day and the sum of the daily fee accruals shall be paid monthly in arrears to the Sub-Adviser on or before the tenth business day of the next succeeding calendar month. The daily fee accruals will be computed by multiplying the fraction of one over the number of calendar days in the year by the applicable annual rate set forth in the schedule above and multiplying this product by the net assets of the Segment, as determined in accordance with the Fund’s prospectus and statement of additional information as of the close of business on the previous business day on which the Fund was open for business. For each monthly fee payment, the Adviser will provide the Sub-Adviser with a worksheet accompanying payment of the sub-advisory fee that sets forth the computation of such sub-advisory fee.

If this Agreement becomes effective or terminates before the end of any month, the sub-advisory fee (if any) for the period from such effective date to the end of such month or from the beginning of such month to the date of such termination, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination occurs.